AMERICAN SHARED HOSPITAL SERVICES
REPORTS SECOND QUARTER RESULTS

San Francisco, CA -- August 8, 2011 -- AMERICAN SHARED HOSPITAL SERVICES  (NYSE AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the second quarter and first half of 2011.

Second Quarter Results
For the three months ended June 30, 2011, revenue increased 1.2% to $4,206,000 compared to $4,155,000 for the second quarter of 2010.  Net income for the second quarter of 2011 rose to $21,000, or $0.00 per share.  This compares to net income of $3,000, or $0.00 per share, for the second quarter of 2010.

The number of procedures performed on Gamma Knife® PerfexionTM systems supplied by AMS increased 10.3% for the second quarter of 2011 and 15.9% for the first half, compared to the second quarter and first half of 2010, respectively.  The total number of procedures performed in AMS' Gamma Knife business decreased 3.1% for the second quarter and increased 4.1% for the first half, compared to the second quarter and first half of 2010, respectively.

The primary reason for the decrease in total Gamma Knife procedures in the second quarter was that the Gamma Knife unit at Lehigh Valley Hospital in Allentown, Pennsylvania is being held for sale and AMS no longer gets credit for procedures performed there.  In March 2011 AMS announced a contract to upgrade a Gamma Knife to Perfexion specifications at Lehigh.  As part of this upgrade, AMS agreed to the early termination of the existing 10-year lease on the Gamma Knife system it supplied to Lehigh in 2004, and Lehigh has agreed to purchase the Perfexion system.  AMS expects pre-tax income of approximately $1 million from this transaction to be recognized in the third quarter of 2011.

Gross margin for this year's second quarter increased to 43.7% compared to 42.1% for the second quarter of 2010.  Operating income increased 37.2% to $225,000 for the second quarter of 2011 compared to $164,000 for the second quarter of 2010.

Selling and administrative expenses for the second quarter of 2011 decreased 3.9% to $1,041,000 compared to $1,083,000 for the second quarter of 2010.  Reflecting the addition of new Perfexion systems to AMS' Gamma Knife portfolio, interest expense increased to $570,000 for this year's second quarter compared to $503,000 for the second quarter last year.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $2,034,000 for the second quarter and $4,081,000 for the first six months of 2011, compared to $2,001,000 for the second quarter and $3,985,000 for the first six months of 2010.

Balance Sheet Highlights
At June 30, 2011, AMS reported cash, cash equivalents and certificates of deposit of $9,818,000 compared to $10,438,000 at December 31, 2010.  Shareholders' equity at June 30, 2011 was $23,954,000, or $5.19 per outstanding share.  This compares to shareholders' equity at December 31, 2010 of $23,044,000, or $5.01 per outstanding share.

First Half Results
For the six months ended June 30, 2011, revenue increased 4.0% to $8,573,000 compared to $8,243,000 for the first six months of 2010.  Operating income increased 40.5% to $451,000 for this year's first half compared to $321,000 for the first half of last year.  Net income for the first six months of 2011 increased to $42,000, or $0.01 per diluted share, compared to net income for the first six months of 2010 of $11,000, or 0.00 per diluted share.

CEO Comments
Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "Higher Perfexion procedure volume, the result of our strategy to upgrade many of our existing Gamma Knife sites to Gamma Knife Perfexion specifications, contributed to the improvements in gross margin and operating income for the second quarter and first half of 2011 versus prior year.  We continue to move this upgrade program forward.  In June we announced that the Perfexion system AMS supplied to Lovelace Medical Center in Albuquerque, New Mexico began treating patients.  This system is an upgrade to the Gamma Knife supplied by AMS to Lovelace Medical Center in 2003.  Additional Perfexion contracts are in the pipeline.

"Also in the second quarter, the Gamma Knife system we supplied to Baskent University, Adana, Turkey under a contract announced in March 2011 began treating patients.  The Kisla Campus of Baskent University houses the largest and most modern oncology center in the Adana region, now including both a Gamma Knife and two linear accelerator devices used for radiation therapy.  Turkey is the fastest growing economy in Europe and the third fastest growing economy in the world behind only China and India.  Given the small number of radiosurgery devices and services in the country today, and the fact that more than 90% of the population of 77 million is covered by health insurance, Turkey represents a significant growth opportunity for AMS.  We also anticipate that our Gamma Knife unit at Hospital Central FAP in Lima, Peru will begin treating patients later this year, and our linear accelerator site in São Paulo, Brazil is scheduled to go on-line in 2012."

Dr. Bates said that the Company is negotiating financing for the four proton therapy centers AMS currently is developing in Dayton, Ohio, Boston, Massachusetts, Orlando, Florida, and Long Beach, California.  "Proton therapy is widely regarded as the optimal radiation treatment for an increasing variety of cancers.  With our many years of experience in radiation therapy equipment selection and innovative financing, American Shared is ideally positioned to take advantage of this growth opportunity," he said.

Earnings Conference Call
American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today.  To participate in the live call, dial (800) 588-4973 at least 5 minutes prior to the scheduled start time.  A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors).  A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 30430782#.

About AMS
American Shared Hospital Services (www.ashs.com) provides turnkey technology solutions for advanced radiosurgical and radiation therapy services.  Since 1991, AMS' creative financing solutions have enabled its clinical partners to make the latest advances in radiation oncology available to patients at an affordable price.  AMS is the world leader in providing Gamma Knife® radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain).  The Company offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept.  In addition, AMS currently is developing proton therapy centers in Dayton, Ohio (Kettering Medical Center), Boston (Tufts Medical Center), Orlando (Orlando Regional Healthcare) and Long Beach, California (Long Beach Memorial Medical Center), and is negotiating additional projects.  AMS also owns a preferred stock investment in Still River Systems, developer of the compact Monarch 250 PBRT system, which has not yet been approved by the FDA.

Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product.  Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2010, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 9, 2011.

Contacts:              American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 477-3118
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	August 8, 2011
Second Quarter 2011 Financial Results	Page 3 of 3

Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Medical services revenue	$4,206,000	$4,155,000	$8,573,000	$8,243,000
Costs of revenue	2,370,000	2,405,000	4,813,000	4,794,000
Gross margin	1,836,000	1,750,000	3,760,000	3,449,000
Selling & administrative expense	1,041,000	1,083,000	2,163,000	2,144,000
Interest expense	570,000	503,000	1,146,000	984,000
Operating income	225,000	164,000	451,000	321,000
Other income	68,000	31,000	84,000	62,000
Income before income taxes	293,000	195,000	535,000	383,000
Income tax expense	22,000	21,000	45,000	32,000
Net income	$271,000	$174,000	$490,000	$351,000
Less: Net income attributable
to non-controlling interest	(250,000)	(171,000)	(448,000)	(340,000)
Net income attributable to
American Shared Hospital Services	21,000	3,000	42,000	11,000

Earnings per common share:
Basic	$0.00	$0.00	$0.01	$0.00
Assuming dilution	$0.00	$0.00	$0.01	$0.00

	Balance Sheet Data
	Jun. 30,	Dec. 31,
	2011	2010
Cash and cash equivalents	$818,000	$1,438,000
Certificate of deposit	$9,000,000	$9,000,000
Current assets	$15,086,000	$15,075,000
Investment in preferred stock	$2,617,000	$2,617,000
Total assets	$68,109,000	$65,340,000

Current liabilities	$10,552,000	$7,444,000
Shareholders' equity	$23,954,000	$23,044,000